AGREEMENT AND PLAN OF MERGER
	This AGREEMENT AND PLAN OF MERGER (this
Merger Agreement), dated as of March 29, 2013, pursuant to Section 18-209 of the Delaware Limited Liability
Company Act (the DLLCA), is by and between SALIENT
ABSOLUTE RETURN INSTITUTIONAL FUND
(DELAWARE), LLC, a Delaware limited liability company
(Salient), and SALIENT ABSOLUTE RETURN FUND
(DELAWARE), LLC, a Delaware limited liability company
(the Merging Company).

	WHEREAS, each of the parties hereto desires that the Merging Company merge with and into Salient as hereinafter specified, with Salient being the surviving entity (such merger, the Merger); and

	WHEREAS, Salient and the Merging Company have determined that it is advisable and in the best interests of each of such entities that the Merging Company merge with and into Salient upon the terms and subject to the conditions herein provided, and have approved and adopted this Merger
Agreement.

	NOW, THEREFORE, the parties to this Merger
Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and mode of carrying the same into effect as follows:

FIRST: At the Effective Time (as hereinafter defined), the
Merging Company shall be merged with and into Salient, with Salient being the surviving entity.

SECOND: As each party is wholly owned by Salient
Alternative Strategies I Fund, a Delaware statutory trust and, accordingly, each is disregarded as an entity for U.S. federal income tax purposes, the Merger is intended to be tax-free.

THIRD: The manner of converting the outstanding membership interests of the Merging Company into interests in Salient shall be as follows:

      At the Effective Time, each limited liability company membership interest in the Merging Company, issued and outstanding immediately prior to the Effective Time, shall be automatically converted into the right to receive a single limited liability company membership in Salient (the Merger Consideration), and such limited liability company membership interest in the Merging Company shall be canceled and cease to exist, and the holder of any such membership interest in the Merging Company shall thereafter cease to have any rights with respect to such membership interest in the Merging Company, except the right to receive the Merger Consideration.

FOURTH: The terms and conditions of the Merger are as follows:

      (a) at the Effective Time, the separate existence of the Merging Company shall cease, and the Merging Company shall be merged with and into Salient. Salient, as the surviving entity, shall thereupon and thereafter possess all the rights, privileges, powers and franchises of the Merging Company (of a public as well as of a private nature) and shall be subject to all of the restrictions, disabilities and duties of the Merging
Company, all as provided under Section 18-209 of the DLLCA;

      (b) all property of the Merging Company, real, personal and mixed, all debts due to the Merging Company on whatever account and all other things in action or belonging to the Merging Company shall be vested in Salient;

      (c) all debts, liabilities, duties and other obligations of the Merging Company under any and all indentures, agreements, letters of credit, notes, guarantees or other agreements or other instruments to which the Merging
Company is a party or by which it is bound shall attach to Salient and may be enforced against Salient to the same extent as if said debts, liabilities and duties had been incurred or contracted by Salient;

      (d) Salient expressly assumes all debts, liabilities, duties and other obligations of the Merging Company under any and all indentures, agreements, letters of credit, notes, guarantees or other agreements or other instruments to which the Merging
Company is a party or by which it is bound; and

      (e) any claim existing or action or proceeding pending by or against the Merging Company may be prosecuted as if the Merger had not taken place, and/or Salient may be proceeded against or substituted in place of the Merging
Company.

FIFTH: The Merger shall become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State or at such other time as the parties may agree and as shall be stated in such Certificate of Merger (the Effective Time).

SIXTH: The certificate of formation of Salient, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the surviving entity. The managing member of the Merging Company immediately prior to the Effective Time shall be the managing member of the surviving entity.

SEVENTH: From time to time, as and when required by Salient as the surviving entity or by its successors and assigns, there shall be executed and delivered on behalf of the Merging Company such deeds and other instruments, and there shall be taken or caused to be taken all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Salient the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Merging Company and otherwise to carry out the purposes of this Merger Agreement, and the managing member of Salient is fully authorized in the name and on behalf of the Merging
Company or otherwise to take any and all action to execute and deliver any and all such deeds and other instruments.

EIGHTH:  All rights and obligations under this Merger
Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.


	IN WITNESS WHEREOF, this Agreement and Plan of
Merger has been duly executed and delivered by the duly authorized signatories of the parties hereto as of the date first above written.


SALIENT ABSOLUTE RETURN
INSTITUTIONAL FUND
(DELAWARE), LLC

By:                               , its managing member


By:         /s/ John E. Price
Name:
	Title:






SALIENT ABSOLUTE RETURN
FUND (DELAWARE), LLC
By:                               , its managing member



By:         /s/ John E. Price
Name:
Title: